Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
October 26, 2017

Thank you, Bill, good morning!

Rail and Leasing Group’s financial performance during the third quarter continues to reflect the strength and breadth of our integrated railcar manufacturing, leasing and services business model. We generated sequential improvement in manufacturing margins on a higher level of production, maintained strong lease fleet performance, and continued growing our owned and managed lease fleet during the quarter. In addition, we enhanced our positioning as a premier provider of railcar services for institutional investors by expanding the Railcar Investment Vehicle platform. We continue to enhance the capabilities and competencies of our integrated business model, focused on creating a strong value proposition for both industrial shippers and institutional investors as we penetrate deeper into those customers’ value chains.

I am pleased with both the Leasing and Rail Groups’ financial performance in what continues to be a challenging railcar market. While we remain encouraged by industry fundamentals showing signs of stability, albeit at weak pricing levels, a number of factors may continue to delay a market recovery. These factors include high numbers of existing railcars, excess new railcar production capacity and the lack of meaningful industrial production growth or a strong demand catalyst. Our market assessment is based upon a dashboard of strategic market indicators provided by our integrated railcar manufacturing, leasing and services platforms. This dashboard, which captures railcar utilization and lease rate trends in the existing railcar market, new railcar market demand drivers and railcar valuations in the secondary market, positions us to quickly identify shifts in market demand.

Institutional investors continue to express interest in participating in our RIV platform. While interest remains high, we conduct extensive due diligence to identify investing partners who align with our long term objectives. During the quarter, we sold a portfolio of approximately $155 million of leased railcars through our RIV platform to a new investor partner and we will continue to manage these railcars. In addition, we acted as an advisor and arranger for ECN Capital Corp.’s portfolio sale of approximately $1 billion in leased railcars, earning fees as a result and retaining the management of this portfolio, too. These transactions exemplify our ability to leverage our asset management capabilities to strategically intermediate portfolios of leased railcars on behalf of institutional investors and develop a meaningful, new fee earnings stream. In 2017, we now anticipate full year sales proceeds of leased railcars of between $425 and $475 million.

During the quarter, Leasing and Management Services revenue and profit from operations increased 9% and 7%, respectively, year over year on high fleet utilization, increased asset management fees, and net fleet additions partially offset by lower average lease rates. During the quarter, we added 1,720 leased railcars to our wholly-owned railcar fleet. Subsequent to quarter end we were retained to manage an additional portfolio of approximately 3,600 leased railcars owned by ECN Capital, bringing our total managed fleet to approximately 112,000 railcars, up 10% year over year.

Lease fleet utilization at the end of the third quarter was 97.3%. We continue to focus on maintaining high lease fleet utilization while growing the fleet. Lease renewal trends and lease rates remain stable at existing levels. With an average remaining lease term of 3.3 years, lease expirations for the remainder of 2017 and into 2018 are within a consistent and manageable range. At the end of the third quarter, our committed leased railcar backlog is approximately $936 million.

Lease fleet maintenance and regulatory compliance costs increased 5% compared to the second quarter and 17% year-over year. Consistent with our comments on previous conference calls, we are experiencing increased maintenance and regulatory compliance expenses associated with our growing and aging lease fleet. I expect this trend to continue in 2018.

I am pleased with the operating improvements and flexibility of our expanded maintenance services capabilities. We plan to expand our services capabilities and geographic footprint, while remaining focused on servicing our growing owned and managed lease fleet and fleets of key customers. Inquiries and orders for HM-251 tank car modifications continue to increase.

The Rail Group delivered improved revenue and profit performance in the 3rd quarter compared to the 2nd quarter of 2017 on a 9% unit railcar delivery increase to 4,420 railcars. The flexibility of our manufacturing platform supported the acceleration of previously deferred frac sand railcars into our production plans for the back half of this year. These orders contained strong margins as they were booked during a period of peak demand helping to support our sequential margin improvement. We anticipate full year 2017 deliveries of approximately 18,000 railcars, which includes an increase in production during the 4th quarter to approximately 5,800 railcars.

Third quarter industry orders for new railcars totaled 8,670 and represent a broad range of railcar types. Inquiries for new railcars thus far in the 4th quarter are comparable to the prior several quarters. Most inquiries we have received are from customers mainly focused on strategic purchases for select growth markets or replacement of aging railcar fleets.

The Rail Group received orders for 3,045 railcars with a value of $281 million in the third quarter, representing a diverse mix of railcars serving various end-markets for both fleet replacement and select market growth. Nearly 73% of the orders received during the quarter were for lease. Orders for our lease fleet are fully supported by firm lease commitments from third parties. Industrial shipper railcar procurement strategies vary by transaction which may include purchasing, leasing or a combination of both on larger transactions. Our integrated business model, including RIV platform, enables us to provide an enhanced level of flexibility in responding to their procurement strategies.

At the end of the third quarter, our new railcar order backlog stood at 25,555 railcars with a value of approximately $2.4 billion. The visibility provided by our production backlog is significantly better than in previous downturns. This visibility is also highly beneficial as it provides an opportunity to build operating leverage with future incremental orders.

As we formulate our 2018 production plans and financial projections for both the Rail and Leasing Groups, we expect pricing associated with current market conditions to prevail. At the end of the third quarter, approximately 50% of our backlog is scheduled to be delivered in 2018. Most of the deliveries in our backlog scheduled for 2018 were priced in the more current, weaker market environment. At this time, we anticipate 2018 railcar deliveries of approximately 20,000 with approximately 65% in our backlog at quarter-end.

In closing, TrinityRail continues to demonstrate the effectiveness of its integrated manufacturing, leasing and services business model throughout the business cycle with a unique ability to meet a broad spectrum of customer needs. The strong cash flows and consistent earnings generated by our lease portfolio provide a more stable operating platform from which to leverage our railcar manufacturing. Our financial flexibility positions us to continue to grow organically while evaluating strategic growth opportunities throughout the rail transportation value chain. Our operating and financial flexibility are important competitive advantages for us. As we move forward into 2018, we are well positioned to build upon our success generating further growth and greater differentiation of our market leading platform.

I will now turn it over to James for his remarks.